Exhibit 10.4

MARKETING AGREEMENT

          THIS AGREEMENT (the “Agreement”) made and entered into this 14th day of August, 2002, by and between MADISON & WALL WORLDWIDE, INC., located at 195 Wekiva Springs Road, Suite 200, Longwood, Florida 32779 (hereinafter referred to as “M&W”) and CYTRX CORPORATION, located at 11726 San Vicente Blvd., Suite 650, Los Angeles 90049 (hereinafter referred to as the “Company”).

WITNESSETH:
In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.	EMPLOYMENT

Company hereby hires and employs M&W as an independent contractor; and M&W does hereby accept its position as an independent contractor to the Company upon the terms and conditions hereinafter set forth.

2.	TERM

The term of this Agreement shall be for six (6) months from the date first written above, except that the Company may terminate this Agreement effective at the end of 90 days by giving M&W written notice of such termination on or before November 15, 2002 (an “Early Termination”).

3.	DUTIES AND OBLIGATIONS OF M&W
M&W shall have the following duties and obligations under this Agreement.

3.1

M&W will provide exposure to retail stockbrokers, market makers, institutions, fund managers, analysts, private funding sources and other industry professionals by delivering approved information on the Company.  M&W will at its own expense contract with and compensate other investor relations firms as M&W deems necessary to complete its obligations under this Agreement.

3.2

M&W will use its best efforts to motivate the individuals described in Section 3.1 above to take an active participation with the Company by building retail positions in the Company’s common stock, initiating analyst coverage, increasing institutional holdings, and introducing financing sources.

3.3

M&W will introduce the Company to sources of equity funding, including sources that may provide investment banking services, participate in private placements, purchase blocks of Company stock, exercise certain options, and/or otherwise assist the Company with its capital raising efforts.

3.4

M&W will be available during market hours to field all incoming telephone calls from shareholders, potential investors, brokers, and other interested parties.  M&W will keep a log of all such calls and will disseminate information, approved by the Company, to these parties.

3.5

M&W will disseminate approved information about the Company via e-mail, fax broadcasting, direct mail, and other methods to its proprietary databases as well as to other private determined by M&W and the Company

195 Wekiva Springs Road, Suite 200, Longwood, Florida 32779 * 407-682-2001 * Fax-407-682-2544
www.insidewallstreet.com

3.6

M&W will assist the Company in preparing and releasing news announcements.  The Company shall be solely responsible for paying all fees associated with the actual release(s) through BusinessWire, P.R. Newswire, or any other comparable news dissemination source.

	3.7	M&W will arrange due diligence meetings and road shows that may involve the corporate officers of the Company or be conducted by M&W themselves with an approved script from the Company.

	3.8	ALL OF THE M&W PREPARED DOCUMENTATION CONCERNING THE COMPANY, SHALL BE PREPARED FROM MATERIALS SUPPLIED BY THE COMPANY AND SHALL BE APPROVED BY THE COMPANY IN WRITING PRIOR TO DISSEMINATION BY M&W.

4.	M&W’S COMPENSATION

Upon the execution of this Agreement, Company hereby covenants and agrees to pay M&W for services performed as follows:

	4.1	M&W shall be issued a certificate for 200,000 restricted shares of the Company’s common stock with the execution of this Agreement.

4.2

M&W shall also be issued a certificate for 150,000 restricted shares of the Company’s common stock with the execution of this Agreement.  M&W will be entitled to delivery of the certificate evidencing these shares 90 days from the date this Agreement.

	4.3	M&W shall also be entitled to receive cash compensation, payable quarterly in the amount of $30,000 with the first payment due upon execution of this Agreement.

4.4

The Company agrees to issue M&W customary piggyback registration rights for the common shares described in Sections 4.1 and 4.2 above, whereby these shares will be registered for resale by M&W on the first applicable Registration Statement filed by the Company with the U.S. Securities & Exchange Commission (“SEC”), following execution of this Agreement.

4.5

Notwithstanding any other provision of this Section 4 to the contrary, in the event of an Early Termination, the 150,000 shares described in Section 4.2 shall be cancelled and M&W shall not be entitled to any cash compensation except for the $30,000 payment made upon execution of this Agreement.

5.	M&W’S EXPENSES AND COSTS

M&W shall be responsible for paying all its own costs and expenses, including those of its directors, officers, employees and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement

6.	COMPANY’S DUTIES AND OBLIGATIONS
Company shall have the following duties and obligations under this Agreement:

6.1	Cooperate fully and timely with M&W so as to enable M&W to perform its obligations under this Agreement and will immediately give written notice to M&W of any change in Company’s

INITIAL Company ____       INITIAL M&W____

financial condition or in the nature of its business or operations which had or might have an adverse material effect on its operations, assets, properties or prospects of its business.

6.2	Give full disclosure of all material facts concerning the Company to M&W and update such information on a timely basis.

7.	NONDISCLOSURE

Except as may be required by law (including the requirement to file this Agreement with the SEC), Company, its officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without M&W’s expressed written consent, subject to disclosing same further to Company counsel, accountants and other persons performing investment banking, financial, or related functions for Company, M&W shall not disclose to any third party any confidential information concerning the Company that is provided to it by the Company.

8.	COMPANY’S REPRESENTATIONS AND WARRANTIES

The execution and delivery by the Company of this Agreement have been duly and validly authorized by all requisite action by the Company. No license, consent or approval of any person is required for the Company’s execution and delivery of this Agreement.

9.	LIMITATION OF M&W LIABILITY

If M&W fails to perform its services hereunder, its entire liability to the Company shall not exceed the lessor of (a) the amount of cash and/or stock compensation M&W has received from the Company under Section 4 of this Agreement or (b) the actual damage to the Company as a result of such non-performance, except that such limitation on liability will not apply in the case of M&W’s gross negligence or willful misconduct.  M&W will not be liable for any indirect, special or consequential damages nor for any claim against the Company by any person or entity arising from or related to this Agreement, unless such damages result from the use by M&W of information not authorized by the Company in writing.

10.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses indicated hereunder.  Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

11.	MISCELLANEOUS

11.1 This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. Venue shall be located in Los Angeles, California.

11.2 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, personal representatives, successors and assigns.

11.3

If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

INITIAL Company ____       INITIAL M&W____

This Agreement may be executed in counterparts and by fax transmission, each counterpart being deemed an original.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CONFIRMED AND AGREED ON THIS 15th DAY OF August 2002.

MADISON & WALL WORLDWIDE, INC.

By:	/s/ LOREN BROWN	/s/ BRANDY HUNT

	M&W Representative	Witness

CONFIRMED AND AGREED ON THIS 19th DAY OF August 2002.

CYTRX CORPORATION

	/s/ STEVEN A. KRIEGSMAN	/s/ KATHRYN R. HERNANDEZ

	Duly Authorized	Witness

INITIAL Company ____       INITIAL M&W____

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